Exhibit 10.2

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of August 10, 2026, by and between B&G FOODS, INC. (hereinafter the “Corporation”) and Robert D. Mills (hereinafter “Executive”).

WHEREAS, subject to the terms of this Agreement, Corporation desires to employ Executive as President and Chief Executive Officer, and Executive desires to accept such employment.

NOW THEREFORE, in consideration of the material advantages accruing to the two parties and the mutual covenants contained herein, the Corporation and Executive agree with each other as follows

1.             Effective Date. For purposes of this Agreement, the “Effective Date” shall mean August 10, 2026.

2.             Employment. Executive will render full-time professional services to the Corporation and, as directed by the Corporation, to its subsidiaries or other Affiliates (as defined in Paragraph 3 below), in the capacity of President and Chief Executive Officer, under the terms and conditions of this Agreement. Executive will at all times, faithfully, industriously and to the best of Executive’s ability, perform all duties that may be required of Executive by virtue of Executive’s position as President and Chief Executive Officer and in accordance with the directions and mandates of the Board of Directors of the Corporation. It is understood that these duties shall be substantially the same as those of a president and chief executive officer of a similar business corporation engaged in a similar enterprise. Executive is hereby vested with authority to act on behalf of the Corporation in keeping with policies adopted by the Board of Directors, as amended from time to time, and in accordance with the directives of the Board of Directors. Executive shall report solely and directly to the Board of Directors.

3.             Services to Subsidiaries or Other Affiliates. The Corporation and Executive understand and agree that if and when the Corporation so directs, Executive shall also provide services to any subsidiary or other Affiliate (as defined below) by virtue of Executive’s employment under this Agreement. If so directed, Executive agrees to serve as President and Chief Executive Officer or other similar title of such subsidiary or other Affiliate of the Corporation, as a condition of Executive’s employment under this Agreement, and upon the termination of Executive’s employment under this Agreement, Executive shall no longer provide such services to the subsidiary or other Affiliate. The parties recognize and agree that Executive shall perform such services as part of Executive’s overall professional services to the Corporation but that in certain circumstances approved by the Corporation Executive may receive additional compensation from such subsidiary or other Affiliate. For purposes of this Agreement, an “Affiliate” is any corporation or other entity that is controlled by, controlling or under common control with the Corporation. “Control” means the direct or indirect beneficial ownership of at least fifty (50%) percent interest in the income of such corporation or entity, or the power to elect at least fifty (50%) percent of the directors of such corporation or entity, or such other relationship which in fact constitutes actual control.

4.             Term of Agreement. The initial term of Executive’s employment under this Agreement shall commence on the Effective Date and end on December 31, 2028, unless terminated earlier in accordance with this Agreement; provided that unless notice of termination has been provided in accordance with Paragraph 8(a) (Termination without Cause by the Corporation) at least sixty (60) days prior to the expiration of the initial term or any additional twelve (12) month term (as provided below), or unless Executive’s term of employment is otherwise terminated in accordance with the terms of this Agreement, this Agreement shall automatically be extended for additional twelve (12) month periods as of December 31, 2028 or the end of any subsequent extension term, as applicable (the “Term”).

5.             Place of Performance. The principal place of Executive’s employment shall be the Corporation’s corporate headquarters, which is currently located in Parsippany, New Jersey; provided that Executive will be required to travel on Corporation business during the Term as directed by the Chair of the Board of Directors. Within ninety (90) days of the Effective Date, Executive shall establish and thereafter maintain during the Term a residence within forty-five (45) miles of Parsippany, New Jersey. Executive shall be required to physically work in the Corporation’s corporate headquarters in Parsippany, New Jersey an average of at least three (3) full days per week, except as business travel may otherwise require.

6.             Base Compensation. During the Term, in consideration for the services as President and Chief Executive Officer required under this Agreement, the Corporation agrees to pay Executive an annual base salary of Nine Hundred Fifty Thousand Dollars ($950,000), or such higher figure as may be determined at an annual review of Executive’s performance and compensation by the Compensation Committee of the Board of Directors, less applicable tax withholdings. The annual review of Executive’s base salary shall be conducted by the Compensation Committee of the Board of Directors within a reasonable time after the end of each fiscal year of the Corporation (other than fiscal 2026) and any increase shall be retroactive to January 1st of the then current Agreement year. Executive will be eligible for Executive’s first annual base salary increase effective January 1, 2028. The amount of annual base salary shall be payable in equal installments consistent with the Corporation’s payroll payment schedule for other executive employees of the Corporation. Executive may choose to select a portion of Executive’s compensation to be paid as deferred income through qualified plans or other programs consistent with the policy of the Corporation and subject to any and all applicable federal, state or local laws, rules or regulations.

7.             Other Compensation and Benefits. During the Term, in addition to Executive’s base salary, the Corporation shall provide Executive the following:

(a)           One-Time Benefits in Connection with New Hire.

(i)             Relocation Assistance and Temporary Living Payments. In connection with Executive’s relocation pursuant to Paragraph 5 hereof, the Corporation shall pay Executive a relocation assistance payment of $25,000, less applicable tax withholdings (the “Relocation Assistance Payment”). The Relocation Assistance Payment shall be paid in two installments of $12,500 each. The first installment shall be paid on the Corporation’s first payroll date following the Effective Date and the second installment shall be paid upon the completion of Executive’s relocation. Executive shall repay to the Corporation an amount equal to the entire gross amount of the Relocation Assistance Payment that the Corporation has paid to Executive and shall forfeit any unpaid amount of the Relocation Assistance Payment if Executive does not complete Executive’s relocation within ninety (90) days of the Effective Date. The Corporation shall also pay Executive a temporary living and travel allowance for expenses of temporary housing near the Corporation’s Parsippany headquarters and expenses for travel from Executive’s current residence to Executive’s temporary housing near the Corporation’s Parsippany headquarters of $4,166 per month, less applicable tax withholdings, until the earlier of the date Executive completes Executive’s relocation and the date that is ninety (90) days after the Effective Date (the “Temporary Living Payments”). In no event shall the temporary living and travel allowance payments exceed $12,498 in the aggregate.

(ii)            Sign-on Bonus. The Corporation shall pay Executive a one-time lump sum cash signing bonus of $500,000, less applicable tax withholdings (the “Sign-on Bonus”) on the Corporation’s first payroll date after March 31, 2027, provided, however, that if prior to March 31, 2027 Executive terminates Executive’s employment voluntarily or is terminated by the Corporation for Cause pursuant to Paragraph 9 below, the Sign-on Bonus shall be forfeited.

(iii)           Sign-on Restricted Stock Grant. On the Effective Date, Executive will receive a one-time grant of a number of shares of restricted stock equivalent on the date of grant to $500,000 (the “Sign-On Restricted Stock Grant”), pursuant to the Corporation’s Omnibus Incentive Compensation Plan and subject to the terms of the applicable award agreement approved by the Compensation Committee. One-third of the Sign-On Restricted Stock Grant shall vest on each of December 31, 2026, December 31, 2027 and December 31, 2028. The number of shares of restricted stock for Executive’s Sign-On Restricted Stock Grant will be determined based on the 30-day average stock price through the date of grant.

(iv)           Sign-on Stock Options. On the Effective Date, Executive will receive a one-time grant of stock options for 900,000 shares of common stock of the Corporation (the “Sign-On Option Grant”), pursuant to the Corporation’s Omnibus Incentive Compensation Plan and subject to the terms of the applicable award agreement approved by the Compensation Committee. One-third of the options granted pursuant to the Sign-On Option Grant shall vest on each of December 31, 2026, December 31, 2027 and December 31, 2028, and the exercise price shall be equal to the closing price of the Corporation’s common stock on the date of grant.

(v)            Guaranteed Pro Rata Bonus for Fiscal 2026. In lieu of participation in the Corporation’s Annual Bonus Plan (as defined below) for fiscal 2026, a one-time, lump-sum payment in the amount of $375,000, less applicable tax withholdings, will be provided to Executive as a guaranteed pro rata annual bonus for fiscal 2026 (the “Guaranteed Pro Rata Bonus”) on the same date in March 2027 that annual bonuses under the Annual Bonus Plan for fiscal 2026 are paid to other senior executives of the Corporation. If Executive terminates Executive’s employment voluntarily or is terminated by the Corporation for Cause pursuant to Paragraph 9 prior to such payment date, the Guaranteed Pro Rata Bonus shall be forfeited.

(b)           Incentive Compensation.

(i)             Annual Bonus Plan. Commencing with the fiscal 2027 performance period, Executive shall participate in the Corporation’s annual bonus plan (the “Annual Bonus Plan”), as may be adopted and/or modified from time to time by, and at the sole discretion of, the Board of Directors or the Compensation Committee. Annual Bonus Plan awards are calculated as a percentage of Executive’s base salary on the December 31st closest to the last day of the Annual Bonus Plan performance period. The percentages of base salary that Executive shall be eligible to receive in accordance with the Annual Bonus Plan based on performance shall be determined by the Compensation Committee and it is anticipated that the percentages shall initially range from 25% at “Threshold” to 100% at “Target” and to 200% at “Maximum,” as such terms are defined in the Annual Bonus Plan. Annual Bonus Plan awards are payable no later than the 15th day of the third month following the end of each fiscal year of the Corporation. Except as expressly modified herein, Executive’s entitlement to any bonus hereunder shall be subject to and in accordance with the terms of the Annual Bonus Plan. Unless otherwise approved by the Compensation Committee in its sole discretion, Executive must be employed by the Corporation as an active employee on the last day of an Annual Bonus Plan performance period to be eligible to receive an annual bonus.

(ii)            Long-Term Incentive Compensation. Executive shall participate in the Corporation’s long-term incentive plans (the “Long-Term Incentive Plans”), as may be adopted and/or modified from time to time by, and at the sole discretion of, the Board of Directors or the Compensation Committee. Executive shall be eligible to earn Long-Term Incentive Plan awards (“LTIAs”) calculated as a percentage of Executive’s base salary on the grant date of such LTIAs, with such percentage to be determined by the Compensation Committee. Except as expressly modified herein, any LTIAs to Executive hereunder shall be subject to and in accordance with the terms of the Long-Term Incentive Plans and Executive’s applicable award agreement, which shall be in the same form used for the Corporation’s other executive officers except to the extent such form is inconsistent with the terms and conditions of this Agreement, in which event the terms and conditions of this Agreement shall control unless an exception is otherwise expressly approved by the Compensation Committee in its sole discretion.

(A)            Performance Share LTIAs. For performance share LTIAs, the percentages of base salary that it is anticipated Executive will be eligible to earn based on performance range from 50.0% at “Threshold” to 100.0% at “Target” to 250.0% at “Maximum,” as such terms are defined in the performance share LTIAs. Performance based LTIAs, if earned, are payable no later than the 15th day of the third month following the end of the final fiscal year of the Corporation of the applicable performance period. For the 2025 to 2027 and 2026 to 2028 performance periods, Executive will receive on the Effective Date performance share LTIAs, in each case subject to the performance goals appliable to all other participants who already received performance share LTIAs for the 2025 to 2027 and 2026 to 2028 performance periods. The number of shares Executive will be eligible to earn (subject to achievement of the performance goals) for the 2025 to 2027 and 2026 to 2028 performance periods will be determined based on the 30-day average stock prices that were used for the other participants that received performance share LTIAs for the 2025 to 2027 and 2026 to 2028 performance periods, and otherwise calculated and, if earned, paid generally consistent with the Threshold, Target and Maximum percentages and other mechanics set forth in the paragraph immediately above.

(B)            Restricted Stock. Each year, at the sole discretion of the Compensation Committee, it is anticipated that Executive will be eligible to receive an LTIA of shares of restricted stock equivalent on the grant date to 100% of Executive’s base salary.

(iii)           Other Incentive Compensation. Executive shall be eligible to participate in all other incentive compensation plans, if any, that may be adopted by the Corporation from time to time and with respect to which the other executive employees of the Corporation are eligible to participate.

(c)           Vacation. Executive shall be entitled to five (5) weeks (or twenty-five (25) days) of compensated vacation time during each calendar year, to be taken at times mutually agreed upon between Executive and the Chair of the Board of directors; provided, however, that during 2026, the number of vacation days will be prorated based on the portion of the calendar year Executive has been employed by the Corporation. Vacation accrual shall be limited to the amount stated in the Corporation’s policies currently in effect, as amended from time to time.

(d)           Sick Leave and Disability. Executive shall be entitled to participate in such compensated sick leave and disability benefit programs as are offered to the Corporation’s other executive employees, subject to Executive’s satisfaction of the eligibility requirements of such programs and subject to applicable law and the terms and conditions of such programs.

(e)           Medical and Dental Insurance. Executive, Executive’s spouse, and Executive’s dependents, shall be entitled to participate in such medical and dental insurance programs as are provided to the Corporation’s other executive employees, subject to Executive’s satisfaction of the eligibility requirements of such programs and subject to applicable law and the terms and conditions of such programs.

(f)            Executive Benefits and Perquisites. Executive shall be entitled to receive all other executive benefits and perquisites to which all other executive employees of the Corporation are entitled, subject to Executive’s satisfaction of the eligibility requirements of such plans or programs and subject to applicable law and the terms and conditions of such plans or programs.

(g)           Automobile and Mobile Phone Allowance. The Corporation agrees to provide Executive with a monthly automobile allowance of $833.33, less applicable tax withholdings, and a monthly mobile phone allowance of $130.00, less applicable tax withholdings.

(h)           Liability Insurance. The Corporation agrees to insure Executive under the appropriate liability insurance policies, in accordance with the Corporation’s policies and procedures, for all acts done by Executive within the scope of Executive’s authority in good faith as President and Chief Executive Officer of the Corporation throughout the Term.

(i)            Professional Meetings and Conferences. Executive will be permitted to be absent from the Corporation’s facilities during working days to attend professional meetings and such continuing education programs as are necessary for Executive to maintain such professional licenses and certifications, if any, as are required in the performance of Executive’s duties under this Agreement, and to attend to such outside professional duties as have been mutually agreed upon between Executive and the Chair of the Board of Directors of the Corporation. Attendance at such approved meetings and programs and accomplishment of approved professional duties shall be fully compensated service time and shall not be considered vacation time. The Corporation shall reimburse Executive for all reasonable expenses incurred by Executive incident to attendance at approved professional meetings and continuing education programs, and such reasonable entertainment expenses incurred by Executive in furtherance of the Corporation’s interests; provided, however, that such reimbursement is approved by the Chair of the Board of Directors of the Corporation.

(j)            Registration Fees and Professional Dues. The Corporation shall reimburse Executive for registration fees for such professional licenses and certifications, if any, as are required in the performance of Executive’s duties under this Agreement. In addition, the Corporation agrees to pay dues and expenses to professional associations and societies and to such community and service organizations of which Executive is a member provided such dues and expenses are approved by the Chair of the Board of Directors as being in the best interests of the Corporation.

(k)            Life Insurance. The Corporation shall provide Executive with life insurance coverage on the same terms as such coverage is provided to all other executive employees of the Corporation, subject to Executive’s satisfaction of the eligibility requirements of such coverage and subject to applicable law and the terms and conditions of such coverage.

(l)            Business Expenses. The Corporation shall reimburse Executive for reasonable expenses incurred by Executive in connection with the conduct of business of the Corporation and its subsidiaries or other Affiliates in accordance with and subject to the generally applicable expense reimbursement policies of the Corporation.

8.             Termination Without Cause.

(a)           By the Corporation. The Corporation may, in its sole discretion, terminate Executive’s employment hereunder without Cause at any time upon sixty (60) days prior written notice or at such later time as may be specified in said notice (the date of termination set forth in such notice is herein referred to as the “Termination Date”). Except as provided in Paragraphs 7(a)(i), 8(b), 11, 12, 13, 14, 15, 20 and 25 or as otherwise provided in this Agreement or any applicable LTIA agreement, after such termination, all rights, duties and obligations of both parties shall cease. At any time during such sixty (60) day notice period, the Corporation may in its sole discretion: (i) relieve Executive of Executive’s duties and responsibilities (in whole or part), (ii) place Executive on paid leave-of-absence status, (iii) impose conditions with respect to attending or remaining away from the Corporation’s places of business, and/or (iv) accelerate the Termination Date, in which case the Corporation shall continue to pay Executive during the remainder of such 60-day period the compensation that would otherwise be owned to Executive under this Agreement for the remainder of such 60-day period.

(i)             Upon the termination of employment pursuant to subparagraph (a) above, subject to the terms in subparagraph (ii) and Paragraphs 8(b) and 10 below and the requirements of Paragraph 12 below, in addition to all accrued and vested benefits payable under the Corporation’s employment and benefit policies, including, but not limited to, earned but unpaid incentive compensation awards under (I) the Annual Bonus Plan or (II) any other incentive compensation plan for any completed performance periods or any applicable LTIA agreement, Executive shall be provided with the following Salary Continuation and Other Benefits (as defined below) for the duration of the Severance Period (as defined below): (1) salary continuation payments for each year of the Severance Period in an amount per year equal to 100% of Executive’s then current annual base salary (“Salary Continuation”), which Salary Continuation shall be paid in the same manner and pursuant to the same payroll procedures that were in effect prior to the effective date of termination commencing on the Corporation’s first payroll date following the date the Release (as defined below) becomes irrevocable or such later date as provided in Paragraph 8(b) below; (2) continuation of medical, dental, life insurance and disability insurance for Executive, Executive’s spouse and Executive’s dependents, during the Severance Period, as in effect on the effective date of termination (“Other Benefits”), or if the continuation of all or any of the Other Benefits is not available because of Executive’s status as a terminated employee, a payment equal to the cost to the Corporation as if Executive were not a terminated employee of such excluded Other Benefits; and (3) outplacement services of an independent third party, mutually satisfactory to both parties, until the earlier of one year after the effective date of termination, or until Executive obtains new employment, with the cost for such service to be paid in full by the Corporation. For purposes of this Agreement (except for Paragraph 10 below), the “Severance Period” shall mean the period from the date of termination of Executive’s employment to the first (1st) anniversary of the date of such termination. Notwithstanding anything to the contrary contained in the Annual Bonus Plan or any other incentive compensation plan or any applicable LTIA or other incentive award agreement, upon a termination of employment pursuant to subparagraph 8(a) above, (i) any unvested stock options and restricted stock will be forfeited, (ii) any vested stock options will remain exercisable until the earlier of (x) the end of the ninety (90)-day period immediately following Executive’s termination date and (y) the original expiration date for such vested stock options, and (iii) except with respect to any unpaid accrued and vested benefits earned for completed performance periods, all Annual Bonus Plan payments will be forfeited.

(ii)            Subject to Paragraph 12 below, in the event Executive accepts other employment during the Severance Period, the Corporation shall continue the Salary Continuation in force until the end of the Severance Period. All Other Benefits described in subparagraph (i)(2) and the benefit set forth in (i)(3), other than all accrued and vested benefits payable under the Corporation’s employment and benefit policies, shall cease upon Executive’s commencement of such employment.

(iii)           Executive shall not be required to seek or accept any other employment during the Severance Period. Rather, the election of whether to seek or accept other employment shall be solely within Executive’s discretion. If during the Severance Period Executive is receiving all or any part of the benefits set forth in subparagraph (i) above and Executive should die, then Salary Continuation remaining during the Severance Period shall be paid fully and completely to Executive’s spouse or such individual designated by Executive or if no such person is designated to Executive’s estate.

(b)           Release. The obligation of the Corporation to provide the Salary Continuation and Other Benefits described in Paragraph 8(a) above and the benefit described in Paragraph 8(a)(i)(3) above is contingent upon and subject to (i) the execution and delivery by Executive of a general release of claims, in form and substance satisfactory to the Corporation (the “Release”), which Release must become effective and irrevocable on or prior to the earlier of (x) the date set forth in the Release and (y) the sixtieth (60th) day after Executive’s termination of employment (the “Release Deadline Date”) and (ii) Executive’s compliance with the requirements of Paragraph 12. The Corporation will provide Executive with a copy of the Release simultaneously with or as soon as administratively practicable following (I) the delivery of the notice of termination provided in Paragraph 8(a), (II) the expiration of the Corporation’s right to cure provided in Paragraph 8(d) or Paragraph 10, or (III) Executive’s termination of employment due to Executive’s Total Disability provided in Paragraph 8(e). Notwithstanding anything herein to the contrary, if the period of time in which Executive has to review, execute and revoke the Release begins in one taxable year and ends in another taxable year, payments and benefits shall not begin until the later of the first payroll date after January 1st of the year following the year in which Executive’s employment terminated or the first payroll date after the Release becomes irrevocable; provided that the first installment payment shall include all amounts that would otherwise have been paid or provided to Executive during the period beginning on the date on which Executive’s employment terminated and ending on the first payment date if no delay had been imposed. If the Release does not become effective and irrevocable by the Release Deadline Date, then Executive shall forfeit the payments and benefits described in Paragraphs 8(a)(i)(1)–(3) hereof. In no event will the payments and benefits described in Paragraphs 8(a)(i)(1)–(3) hereof be paid or provided until the Release becomes effective and irrevocable.

Without limiting the foregoing, the Release shall provide that for and in consideration of the above Salary Continuation and Other Benefits, Executive releases and gives up any and all claims and rights which Executive may have against the Corporation, a subsidiary or other Affiliate, and their respective trustees, officers, managers, employees and agents, including all claims arising from or related to Executive’s employment and/or termination, other than claims for amounts payable pursuant to this Agreement or rights to indemnification or coverage under directors and officers insurance. This releases all claims, whether based upon federal, state, local or common law, rules or regulations. Such Release shall survive the termination of Executive’s employment under this Agreement.

(c)           Voluntary Termination. Should Executive in Executive’s discretion elect to terminate Executive’s employment under this Agreement, Executive shall give the Corporation at least sixty (60) days prior written notice of Executive’s decision to terminate. Except as provided in Paragraphs 7(a)(i), 11, 12, 13, 14, 15, 20 and 25 or as otherwise provided in this Agreement, at the end of the sixty (60) day notice period, all rights, duties and obligations of both parties to the Agreement shall cease, except for any and all accrued and vested benefits under the Corporation’s existing employment and benefit policies, including but not limited to, earned but unpaid incentive compensation awards under (I) the Annual Bonus Plan or (II) any other incentive compensation plan for any completed performance periods or any applicable LTIA agreement. At any time during such sixty (60) day notice period, the Corporation may in its sole discretion: (i) relieve Executive of Executive’s duties and responsibilities (in whole or part), (ii) place Executive on paid leave-of-absence status, (iii) impose conditions with respect to attending or remaining away from the Corporation’s places of business, and/or (iv) accelerate the Termination Date, in which case the Corporation shall not be required to continue to pay Executive during the remainder of such 60-day period the compensation that would otherwise be owed to Executive had the Termination Date not occurred. Notwithstanding anything to the contrary contained in the Annual Bonus Plan or any other incentive compensation plan or any applicable LTIA or other incentive award agreement, upon a voluntary termination, (i) any unvested stock options or restricted stock will be forfeited, (ii) any vested stock options will remain exercisable until the earlier of (x) the end of the ninety (90)-day period immediately following Executive’s termination date and (y) the original expiration date for such vested stock options, and (iii) except with respect to any unpaid accrued and vested benefits earned for completed performance periods, all Annual Bonus Plan payments will be forfeited.

(d)           Alteration of Duties. If the Board of Directors of the Corporation, in its sole discretion, takes action which substantially changes or alters Executive’s authority or duties so as to effectively prevent Executive from performing the duties of the President and Chief Executive Officer of the Corporation, or requires that Executive’s office be located at and/or principal duties be performed at a location more than forty-five (45) miles from the present corporate headquarters of the Corporation located in Parsippany, New Jersey, then Executive may, at Executive’s option and upon written notice to the Board of Directors within thirty (30) days after the Board’s action, consider Executive terminated without Cause and, subject to the Release requirement of Paragraph 8(b), become entitled to the benefits set forth in Paragraph 8(a), unless within thirty (30) days after delivery of such notice, Executive’s duties have been restored or the Corporation’s actions have otherwise been cured.

(e)           Disability.

(i)             The Corporation, in its sole discretion, may terminate Executive’s employment upon Executive’s Total Disability. In the event Executive is terminated pursuant to this subparagraph, subject to the Release requirement of Paragraph 8(b), Executive shall be entitled to the benefits set forth in Paragraph 8(a), provided however, that the annual base salary component of Salary Continuation shall be reduced by any amounts paid to Executive under any disability benefits plan or insurance policy. For purposes of this Agreement, the term “Total Disability” shall mean death or any physical or mental condition which prevents Executive from performing Executive’s duties under this contract for at least four (4) consecutive months. The determination of whether or not a physical or mental condition would prevent Executive from the performance of Executive’s duties shall be made by the Board of Directors in its sole discretion. If requested by the Board of Directors, Executive shall submit to a mental or physical examination by an independent physician selected by the Corporation and reasonably acceptable to Executive to assist the Board of Directors in its determination, and Executive’s acceptance of such physician shall not be unreasonably withheld or delayed. Failure to comply with this request shall prevent Executive from challenging the Board’s determination.

(f)            Retirement. The Corporation, in its sole discretion and in accordance with applicable law, may establish a retirement policy for its executive employees, including Executive, which includes the age for mandatory retirement from employment with the Corporation. Upon the termination of employment pursuant to such retirement policy, other than as provided in Paragraphs 7(a)(i), 11, 12, 13, 14, 15, 20 and 25 or as otherwise provided in this Agreement or any applicable LTIA agreement, all rights and obligations under this Agreement shall cease, except that Executive shall be entitled to any and all accrued and vested benefits under the Corporation’s existing employment and benefits policies, including but not limited to earned but unpaid incentive compensation awards under (I) the Annual Bonus Plan or (II) any other incentive compensation plan for any completed performance periods. Notwithstanding anything to the contrary contained in the Annual Bonus Plan or any other incentive compensation plan or any applicable LTIA or other incentive award agreement, upon a termination of employment pursuant to this subparagraph (f), (i) any unvested stock options and restricted stock will be forfeited, (ii) any vested stock options will remain exercisable until the earlier of (x) the end of the ninety (90)-day period immediately following Executive’s termination date and (y) the original expiration date for such vested stock options, and (iii) except with respect to any unpaid accrued and vested benefits earned for completed performance periods, all Annual Bonus Plan payments will be forfeited.

(g)          Section 280G. Notwithstanding any other provision of this Agreement, in the event that the amount of payments or other benefits payable to Executive under this Agreement (including, without limitation, the acceleration of any payment or the accelerated vesting of any payment or other benefit), together with any payments, awards or benefits payable under any other plan, program, arrangement or agreement maintained by the Corporation or one of its Subsidiaries or other Affiliates, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), such payments and benefits shall be reduced (by the minimum possible amounts) in the order set forth below until no amount payable to Executive under this Agreement or otherwise constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax amount (after taking into account federal, state, local or other income, employment and excise taxes) to which Executive would otherwise be entitled without such reduction would be greater than the net after-tax amount (after taking into account federal, state, local or other income, employment and excise taxes) to Executive resulting from the receipt of such payments and benefits with such reduction. If any payments or benefits payable to Executive are required to be reduced pursuant to this Paragraph, such payments and/or benefits to Executive shall be reduced in the following order: first, payments that are payable in cash, with amounts that are payable last reduced first; second, payments due in respect of any equity or equity derivatives included at their full value under Section 280G (rather than their accelerated value); third, payments due in respect of any equity or equity derivatives valued at accelerated value under Section 280G, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and fourth, all other non-cash benefits.

All determinations required to be made under this Paragraph 8(g), including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm designated by the Corporation (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Corporation and Executive as requested by the Corporation or Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation and shall be paid by the Corporation. Absent manifest error, all determinations made by the Accounting Firm under this Paragraph 8(g) shall be final and binding upon the Corporation and Executive.

9.             Termination for Cause. Executive’s employment under this Agreement may be terminated by the Corporation immediately upon written notice, for Cause. For purposes of this Agreement, “Cause” shall exist in the event and only in the event of the following conduct: conviction of a felony or any other crime involving moral turpitude, whether or not relating to Executive’s employment; habitual unexcused absence from the facilities of the Corporation; habitual substance abuse; willful disclosure of material confidential information of the Corporation and/or its subsidiaries or other Affiliates or any other material violation of the restrictive covenants set forth in Paragraph 12; intentional violation of conflicts of interest policies established by the Board of Directors; wanton or willful failure to comply with the lawful written directions of the Board of Directors or other superiors; any material breach by Executive of the representation, warranty or covenant set forth in Paragraph 13; willful misconduct or gross negligence that results, in the determination of the Board of Directors, in damage to the interests of the Corporation and its subsidiaries or other Affiliates; or any material breach of the covenants set forth in Paragraph 5. Should any of these situations occur, the Board of Directors will provide Executive written notice specifying the effective date of such termination. Upon the effective date of such termination, any and all payments and benefits due Executive under this Agreement shall cease except for any accrued and vested benefits payable under the Corporation’s employment and benefit policies, including any earned but unpaid amounts under (I) the Annual Bonus Plan or (II) any other incentive compensation plan. For the avoidance of doubt, notwithstanding anything to the contrary contained in the Annual Bonus Plan or any other incentive compensation plan or any applicable LTIA or other incentive award agreement, upon a termination for Cause, (i) all vested and unvested stock options will be forfeited, (ii) all unvested restricted stock will be forfeited, and (iii) except with respect to any unpaid accrued and vested benefits earned for completed performance periods, all Annual Bonus Plan payments will be forfeited.

10.           Major Transaction. If, during the Term, the Corporation consummates a Major Transaction and, following the Major Transaction, Executive is not President and Chief Executive Officer with duties and responsibilities substantially equivalent to those described herein and/or is not entitled to substantially the same benefits as set forth in Paragraph 6 and Paragraph 7(b) through (l) of this Agreement, then Executive shall have the right to terminate Executive’s employment under this Agreement and, subject to the Release requirement of Paragraph 8(b), shall be entitled to the benefits set forth in Paragraph 8(a), except that the Severance Period shall mean the period from the date of termination of employment to the second (2nd) anniversary of the date of such termination. Executive shall provide the Corporation with written notice of Executive’s desire to terminate Executive’s employment under this Agreement pursuant to this Paragraph within ninety (90) days of the effective date of the Major Transaction and the Severance Period shall commence as of the effective date of the termination of Executive’s employment under this Agreement, provided the Corporation has not corrected the basis for such notice within thirty (30) days after delivery of such notice and further provided that the effective date of termination of Executive’s employment under this Agreement shall not be more than one year following the effective date of the Major Transaction. If, during the Term, the Corporation consummates a Major Transaction and the Corporation terminates Executive’s employment hereunder without Cause pursuant to subparagraph 8(a) of this Agreement within one year after the Major Transaction, then, subject to the Release requirement of Paragraph 8(b), Executive shall be entitled to the benefits set forth in Paragraph 8(a), except that the Severance Period shall mean the period from the date of termination of employment to the second (2nd) anniversary of the date of such termination. For purposes of this Paragraph, “Major Transaction” shall mean the sale of all or substantially all of the assets of the Corporation, or a merger, consolidation, sale of stock or similar transaction or series of related transactions whereby a third party (including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires beneficial ownership, directly or indirectly, of securities of the Corporation representing over fifty percent (50%) of the combined voting power of the Corporation; provided, however, that a Major Transaction shall not in any event include a direct or indirect public offering of securities of the Corporation, its parent or other Affiliates.

11.           Board Service; Effect of Separation or Termination on Board and Officer Positions. Executive understands that following the Effective Date, he will no longer be eligible for compensation for Executive’s services as member of the Corporation’s Board of Directors. Upon separation or termination of Executive’s employment for any reason, and as a precondition to Executive’s receipt of the Salary Continuation, Other Benefits and other separation benefits set forth in this Agreement, Executive shall be deemed to have immediately resigned from the Board of Directors of the Corporation and any and all positions Executive holds as a director, officer or otherwise with the Corporation or any subsidiary or Affiliate of the Corporation (and this Agreement shall constitute notice of resignation by Executive without any further action by Executive), to be effective no later than the date of Executive’s employment separation or termination under this Agreement (or such other date requested or permitted by the Board of Directors of the Corporation), and Executive agrees to execute and deliver such further instruments as are requested by the Corporation in furtherance of the foregoing.

12.           Restrictive Covenants and Cooperation.

(a)           Non-competition. Executive agrees that during (i) the Term and (ii) the one (1) year period following the effective date of termination of this Agreement by Executive or the Corporation for any reason (the “Restricted Period”), Executive shall not, directly or indirectly, be employed by or otherwise provide services to any food manufacturer operating in the United States of America which engages in activities directly competitive with any significant activities conducted by the Corporation or its subsidiaries or other Affiliates whose principal business operations are in the United States of America.

(b)           Non-solicitation of Employees. Executive covenants and agrees not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Corporation during the Restricted Period.

(c)           Non-disparagement. Subject to subparagraph (d)(v) below, Executive covenants and agrees that Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Corporation or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

(d)           Confidentiality of Information.

(i)             Confidential Information. Executive recognizes and acknowledges that following Executive’s execution of this Agreement and during Executive’s employment by the Corporation, Executive will have access to and/or acquire certain proprietary and confidential information relating to the business of the Corporation and its subsidiaries or other Affiliates (the “Confidential Information”). For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, research, operations, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, work-in-process, manuals, records, systems, supplier information, vendor information, financial information, advertising information, pricing information, credit information, design information, supplier lists, vendor lists, developments, reports, internal controls, market studies, sales information, revenue, costs, formulae, recipes, notes, communications, product plans, designs, ideas, specifications, customer information, customer lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Corporation or its businesses, or of any other person or entity that has entrusted information to the Corporation in confidence. Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(ii)            Restrictions. Subject to subparagraph (v) below, Executive covenants and agrees: (A) to treat all Confidential Information as strictly confidential; (B) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Corporation) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Corporation and, in any event, not to anyone outside of the direct employ of the Corporation except as required in the performance of Executive’s authorized employment duties to the Corporation or with the prior consent of the Corporation in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); (C) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Corporation, except as required in the performance of Executive’s authorized employment duties to the Corporation or with the prior consent of the Corporation in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (D) not to use or disclose to the Corporation any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and not to bring onto the Corporation’s premises any unpublished document or any other property belonging to any former employer without the written consent of that former employer.

(iii)           Exit Obligations. Upon (i) voluntary or involuntary termination of Executive’s employment or (ii) the Corporation’s request at any time following Executive’s execution of this Agreement and during Executive’s employment, Executive shall (a) provide or return to the Corporation any and all property of the Corporation or its subsidiaries or other Affiliates, including all keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, user names and passwords for Corporation accounts (including but not limited to domain name and social media accounts), computers, cell phones, smartphones, PDAs, pagers, equipment, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives and data and all documents and materials belonging to the Corporation and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product (as defined below), that are in the possession or control of Executive, whether they were provided to Executive by the Corporation or any of its business associates or created by Executive in connection with Executive’s previous employment by the Corporation; and (b) delete or destroy all copies of any such documents and materials not returned to the Corporation that remain in Executive’s possession or control, including those stored on any non-Corporation devices, networks, storage locations and media in Executive’s possession or control.

(iv)           Continuing Obligations. Executive understands and acknowledges that Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence on the date Executive executes this Agreement and shall continue during and after Executive’s employment by the Corporation until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf or who are otherwise obligated to maintain the confidentiality of such information.

(v)            Exceptions to Restrictive Covenants and Confidentiality Obligations; Whistleblowing; Trade Secrets. Notwithstanding anything to the contrary in this paragraph 12, elsewhere in this Agreement or in any other agreement between the Corporation and Executive or otherwise, Executive understands and acknowledges that the Corporation has informed and hereby informs Executive that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, notwithstanding anything to the contrary in this paragraph 12, elsewhere in this Agreement or in any other agreement between the Corporation and Executive or otherwise, Executive understands and acknowledge that the Corporation has informed and hereby informs Executive that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to a court order. Nothing in this paragraph 12, elsewhere in this Agreement or in any other agreement between the Corporation and Executive or otherwise shall prohibit Executive from disclosing the details relating to a claim of discrimination, retaliation, or harassment. Nothing in this paragraph 12, elsewhere in this Agreement or in any other agreement between the Corporation and Executive or otherwise shall be interpreted to limit or interfere with Executive’s right to speak with, provide information to, report good faith suspected violations of law to, or file a charge with applicable government agencies, including the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable federal, state or local governmental agency, including in accordance with the provisions of any “whistleblower” or similar provisions of local, state or federal law, or from providing truthful testimony or information in connection with any governmental proceeding, including but not limited to any investigation by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable federal, state or local governmental agency, or made in response to a lawful subpoena or other legal process. Executive may engage in the foregoing activities, even if such action would require Executive to share the Corporation’s proprietary information or trade secrets with the government agency, provided that any such information is protected to the maximum extent permissible and any such information constituting trade secrets is filed only under seal in connection with any court proceeding. Lastly, nothing in this paragraph 12, elsewhere in this Agreement or in any other agreement between the Corporation and Executive or otherwise will be interpreted to prohibit Executive from collecting any financial incentives in connection with making such reports or require Executive to notify or obtain approval by the Corporation prior to making such reports to a government agency.

(e)            Cooperation. Executive shall, at all times subsequent to the termination of Executive’s employment, reasonably cooperate, in a timely and good faith manner, with all reasonable requests for assistance made by the Corporation, relating directly or indirectly to all investigations, legal claims or any regulatory matter with respect to any matter which occurred during the course of Executive’s employment with the Corporation, with which Executive was involved prior to the termination of Executive’s employment, or with which Executive became aware of during the course of Executive’s employment. Upon the submission of proper documentation, the Corporation will reimburse Executive for all reasonable expenses (other than Executive’s attorney’s fees, if any) Executive incurs as a result of such requests for assistance, if any.

(f)            Remedies for Breach or Threatened Breach. In the event of a breach or threatened breach by Executive of any of the provisions of this Paragraph 12 or any other provision of this Agreement, Executive hereby consents and agrees that the Corporation shall be entitled to, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief for such breach or threatened breach. Executive further agrees that (i) any breach or claimed breach of the provisions set forth in this Agreement by, or any other claim Executive may have against, the Corporation or its subsidiaries or other Affiliates will not be a defense to enforcement of any covenants in this Section 12 and (ii) the circumstances of Executive’s termination of employment with the Corporation will have no impact on Executive’s obligations to comply with the covenants in this Section 12. The covenants in this Section 12 are intended for the benefit of the Corporation and its subsidiaries and other Affiliates, as well as their successors and assigns, each of which is an intended third party beneficiary of and may enforce such covenants.

13.           Representation, Warranty and Covenant. Executive (i) represents and warrants that (a) Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement which Executive is a party or by which Executive may be bound and (b) Executive is not expected or permitted to use or disclose confidential information belonging to any prior employer in the course of performing Executive’s duties for the Corporation, and (ii) covenants and agrees that in connection with Executive’s employment or other service with the Corporation or any of its subsidiaries or Affiliates, Executive will not violate any non-compete, non-solicitation, non-disclosure, or other similar restrictive covenant or related contractual limitation by which Executive is or may be bound. Executive further represents and warrants that, prior to the Effective Date, Executive has disclosed to the Corporation all non-compete, non-solicitation, non-disclosure, or other restrictive covenants or contractual limitations that could reasonably be expected to relate to Executive’s employment with the Corporation. If any prior employer asserts a claim that Executive’s employment with the Corporation violates any contractual obligations owed by Executive, or that Executive has otherwise committed a breach of any contractual or other duty to a prior employer, and the Corporation determines in good faith that such claim has a factual and legal basis, the Corporation may immediately terminate Executive’s employment for Cause.

14.           Proprietary Rights.

(a)            Prior Inventions. Executive has attached hereto, as Section (i) of Exhibit A, a list describing with particularity all Inventions (defined below) that were Invented (defined below) by Executive prior to the Term (collectively, “Prior Inventions”) which: (i) are owned in whole or part by Executive or in which Executive has an interest, (ii) relate in any way to any of the Corporation’s actual or proposed businesses, products or research and development, and (iii) are not assigned to Corporation hereunder. If no such list is attached, Executive represents that there are no such Prior Inventions. Executive agrees not to incorporate into any Corporation product, process or machine any Prior Invention, or any Invention owned by a third party. If notwithstanding the foregoing during the Term, Executive incorporates any Prior Invention into any Corporation product, process or machine, then Executive hereby grants to the Corporation a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, offer to sell, import, and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b)           Work Product. Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, modifications, designs, processes, software (including source code and object code), algorithms, data, databases, documentation, formulas, procedures, techniques, discoveries, ideas and other work product of any nature whatsoever (“Inventions”), that are created, made, discovered, invented, or otherwise developed, prepared, produced, authored, edited, amended, conceived or reduced to practice by Executive, in whole or in part, individually or jointly with others (“Invented”) during the period of Executive’s employment by the Corporation and relating, directly or indirectly, at the time of its conception or reduction to practice to (i) any actual or proposed business, product or service of the Corporation, (ii) any research or development of the Corporation (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same), (iii) any Invention or Intellectual Property Rights owned by the Corporation, or (iv) results from any work performed by Executive for or at the direction of the Corporation, and all printed, physical and electronic copies, all improvements, versions, modifications, enhancements and derivative works of the foregoing, all rights and claims related to the foregoing, and other tangible embodiments thereof, in each case whether or not patentable, copyrightable or otherwise protected (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other Intellectual Property Rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof, including without limitation, all associated past, present and future enforcement rights and rights of priority therein or associated therewith (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Corporation. For purposes of this Agreement, Work Product includes, but is not limited to, the Corporation information, including, without limitation, plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

(c)           Assignment of Inventions. Executive agrees to promptly make full written disclosure to the Corporation of any and all Work Product made during the Term, as well as any patent application relating to the business of the Corporation that Executive files within the one year period after termination of this Agreement. Executive hereby sells, assigns and transfers unto the Corporation all right, title and interest to any invention falling within the Work Product as defined herein, in the United States of America and all foreign countries, including, but not limited to, patent applications, divisionals, continuations, continuations-in-part, reissues and reexaminations thereof and substitutions of or for patent applications, and all foreign rights including the right to apply for a patent for the inventions in any and all foreign countries and the right to claim priority to the filing date of the U.S. or foreign patent application under the International Convention. Executive hereby authorizes and requests the Commissioner of Patents to issue all patents issuing therefrom to the Corporation, its successors, assigns and legal representatives.

(d)           Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Corporation at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Corporation. To the extent that the foregoing does not apply, Executive hereby irrevocably sells, assigns and transfers to the Corporation, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Corporation’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Corporation would have had in the absence of this Agreement.

(e)           Further Assurances; Power of Attorney. During and after Executive’s employment, Executive agrees to reasonably cooperate with the Corporation at the Corporation’s expense to (i) apply for, obtain, perfect and transfer to the Corporation the Work Product and Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Corporation any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Corporation. Executive hereby irrevocably grants the Corporation power of attorney to execute and deliver any such documents on Executive’s behalf in Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Corporation and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Corporation’s request (without limiting the rights the Corporation shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.

(f)            Moral Rights. To the extent any copyrights are assigned under this Agreement, Executive hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property Rights therein. To the extent Executive retains any such moral rights under applicable law, Executive hereby ratifies and consent to any action that may be taken with respect to such moral rights by or authorized by the Corporation and agrees not to assert any moral rights with respect thereto. Executive will confirm any such ratification, consent or agreement from time to time as requested by the Corporation. Furthermore, Executive agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world and without any further compensation, the Corporation may and is hereby authorized to Executive’s name, likeness and voice in connection with promotion of its business, products and services and to allow others to do so, and Executive hereby releases the Corporation from any and all liability arising from such use. Executive acknowledges and agrees that the compensation Executive received and will receive in connection with the Term that there is reasonable and sufficient consideration for the covenants, grants and assignments made by Executive under this Agreement, and agree that the Corporation has no obligation to make any additional payments to Executive hereunder.

(g)           No License. Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to Executive by the Corporation.

(h)           Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Work Product Executive makes (solely or jointly with others) during the Term. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain at all times the sole property of the Corporation and Confidential Information. Executive agrees to return all such records (including all copies thereof) to the Corporation at the time of termination of the Term with the Corporation.

15.          Security and Access. Executive shall (i) to comply with all of the Corporation’s security policies and procedures as in force from time to time including computer equipment, telephone systems, voicemail systems, facilities access, key cards, access codes, the Corporation intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, passwords and any and all other the Corporation facilities, IT resources and communication technologies (“Facilities Information Technology and Access Resources”); (ii) not to access or use any Facilities and Information Technology Resources except as authorized by the Corporation; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of Executive’s previous employment by the Corporation, whether termination is voluntary or involuntary. Executive agrees to notify the Corporation promptly in the event Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Access Resources or other the Corporation property or materials by others.

16.           Superseding Agreement. This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

17.           Agreement Amendments. Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall have been reduced to writing, approved by the Board of Directors or the Compensation Committee of the Board of Directors, and signed by the Chair of the Board of Directors, the Chair of the Compensation Committee or any officer of the Corporation authorized to do so by the Board of Directors or the Compensation Committee, and Executive.

18.           Severability; Invalidity or Unenforceability Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions and this Agreement shall be construed in all aspects as if such invalid or unenforceable provision had been omitted. It is the intention of the parties that the covenants contained in this Agreement be reasonable in duration and geographic scope and in all other respects. Executive agrees that such covenants, including, without limitation, the duration, geographic scope and activity restrictions of each restriction, are reasonable in light of Executive’s position, and that Executive’s experience and capabilities are such that the covenants will not prevent Executive from obtaining employment or otherwise earning a living. If for any reason any court of competent jurisdiction shall find any provisions of any covenant in Section 12 or any other section of this Agreement to be unreasonable in duration, geographic scope, scope of restriction, or otherwise, it is the intention of the parties that the restrictions and prohibitions contained therein shall be modified by the court to be effective to the fullest extent allowed under applicable law in such jurisdiction.

19.           Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the Corporation and Executive, their respective successors and permitted assigns. The parties recognize and acknowledge that this Agreement is a contract for the personal services of Executive and that this Agreement may not be assigned by Executive nor may the services required of Executive hereunder be performed by any other person without the prior written consent of the Corporation. The Corporation may assign its rights and/or delegate its obligations under this Agreement to any of its subsidiaries or other Affiliations or any successor of the Corporation or any of its subsidiaries or other Affiliates, whether by operation of law, agreement or otherwise.

20.           Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be construed and enforced under and in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles. Anything in this Agreement to the contrary notwithstanding, the terms of this Agreement shall be interpreted and applied in a manner consistent with the requirements of Code section 409A so as not to subject Executive to the payment of any tax penalty or interest under such section; provided that neither the Corporation nor any of its Affiliates shall have any liability to Executive or to any other person for any taxes, interest or penalties relating to this Agreement, including, without limitation, any arising under Code section 409A.

21.           Enforcing Compliance. If Executive needs to retain legal counsel to enforce any of the terms of this Agreement either as a result of noncompliance by the Corporation or a legitimate dispute as to the provisions of the Agreement, then any fees incurred in such expense by Executive shall be reimbursed wholly and completely by the Corporation if Executive prevails in such legal proceedings.

22.           Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed effective when delivered, if delivered in person, or upon receipt if mailed by overnight courier or by certified or registered mail, postage prepaid, return receipt requested, to the parties at the addresses set forth below, or at such other addresses as the parties may designate by like written notice:

To the Corporation at:                       B&G Foods, Inc

8 Sylvan Way

Parsippany, NJ 07054

Attn: General Counsel

To Executive at:                                  Executive’s then current address included in the employment records of the Corporation

23.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

24.           Other Terms Relating to Code Section 409A. Executive’s right to Salary Continuation, right to Other Benefits, and right to reimbursements under this Agreement each shall be treated as a right to a series of separate payments under Treasury Regulation section 1.409A-2(b)(2)(iii). If Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code section 409A, then any amounts payable hereunder on account of a termination of Executive’s employment and which are subject to Code section 409A shall not be paid until Executive has experienced a “separation from service” within the meaning of Code section 409A.

(a)           Reimbursements. Any reimbursements made or in-kind benefits provided under this Agreement shall be subject to the following conditions:

(i)             The reimbursement of any expense shall be made not later than the last day of Executive’s taxable year following Executive’s taxable year in which the expense was incurred (unless this Agreement specifically provides for reimbursement by an earlier date). The right to reimbursement of an expense or payment of an in-kind benefit shall not be subject to liquidation or exchange for another benefit, and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year.

(ii)            Any reimbursement made under Paragraph 8(a)(i)(2), 8(d), 8(e) or 10 for expenses for medical coverage purchased by Executive, if made during the period of time Executive would be entitled (or would, but for such reimbursement, be entitled) to continuation coverage under the Corporation’s medical insurance plan pursuant to COBRA if Executive had elected such coverage and paid the applicable premiums, shall be exempt from Code section 409A and the six-month delay in payment described below pursuant to Treasury Regulation section 1.409A-1(b)(9)(v)(B).

(iii)            Any reimbursement or payment made under Paragraph 8(a)(i)(3), 8(d), 8(e) or 10 for reasonable expenses for outplacement services for Executive shall be exempt from Code section 409A and the six-month delay in payment described below pursuant to Treasury Regulation section 1.409A-1(b)(9)(v)(A).

(b)           Short-Term Deferrals. It is intended that payments made under this Agreement due to Executive’s termination of employment that are not otherwise subject to Code section 409A, and which are paid on or before the 15th day of the third month following the end of Executive’s taxable year in which Executive’s termination of employment occurs, shall be exempt from compliance with Code section 409A pursuant to the exemption for short-term deferrals set forth in Treasury Regulation section 1.409A-1(b)(4).

(c)           Separation Pay Upon Involuntary Termination of Employment. It is intended that payments made under this Agreement due to Executive’s involuntary termination of employment under Paragraph 8(a)(i)(1), 8(a)(i)(2), 8(d), 8(e) or 10 that are not otherwise exempt from compliance with Code section 409A, and which are separation pay described in Treasury Regulation section 1.409A-1(b)(9)(iii), shall be exempt from compliance with Code section 409A to the extent that the aggregate amount does not exceed two times the lesser of (i) Executive’s annualized compensation for Executive’s taxable year preceding the taxable year in which Executive’s termination of employment occurs and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code section 401(a)(17) for the year in which the termination of employment occurs.

(d)           Six-Month Delay. Anything in this Agreement to the contrary notwithstanding, payments to be made under this Agreement upon termination of Executive’s employment that are subject to Code section 409A (“Covered Payment”) shall be delayed for six months following such termination of employment if Executive is a “specified employee” on the date of Executive’s termination of employment. Any Covered Payment due within such six-month period shall be delayed to the end of such six-month period. The Corporation will increase the Covered Payment to include interest payable on such Covered Payment at the interest rate described below from the date of Executive’s termination of employment to the date of payment. The interest rate shall be determined as of the date of Executive’s termination of employment and shall be the rate of interest then most recently published in The Wall Street Journal as the “prime rate” at large U.S. money center banks. The Corporation will pay the adjusted Covered Payment at the beginning of the seventh month following Executive’s termination of employment. Notwithstanding the foregoing, if calculation of the amounts payable by any payment date specified in this subsection is not administratively practicable due to events beyond the control of Executive (or Executive’s beneficiary or estate) and for reasons that are commercially reasonable, payment will be made as soon as administratively practicable in compliance with Code section 409A and the Treasury Regulations thereunder. In the event of Executive’s death during such six-month period, payment will be made or begin, as the case may be with respect to a particular payment, in the payroll period next following the payroll period in which Executive’s death occurs.

For purposes of this Agreement, “specified employee” means an employee of the Corporation who satisfies the requirements for being designated a “key employee” under Code section 416(i)(1)(A)(i), (ii) or (iii), without regard to Code section 416(i)(5), at any time during a calendar year, in which case such employee shall be considered a specified employee for the twelve-month period beginning on the next succeeding April 1.

25.           Clawback/Recovery. This Agreement, including any compensation paid or shares of common stock or other equity issued under or in connection with this Agreement will be subject to recoupment to the extent required by, and in a manner permitted by and in accordance with, the B&G Foods, Inc. Clawback Policy, dated as of November 13, 2023 (the “Clawback Policy”), and any other applicable clawback or compensation recovery policy of the Corporation then in effect, as the Clawback Policy or any other such policy may be amended, supplemented or otherwise modified from time to time, including to comply with the listing standards of any national securities exchange or association on which the Corporation’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under this Agreement or any other agreement with the Corporation.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Corporation and Executive have executed this Agreement as of the day and year first above written.

B&G FOODS, INC.

By:	/s/ Scott E. Lerner
	Name:	Scott E. Lerner
	Title:	Executive Vice President,
General Counsel and Secretary

Robert D. Mills

/s/ Robert D. Mills

[Signature Page to Employment Agreement]